UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2026

Freeport-McMoRan Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4340 E. Cotton Center Blvd., Suite 110
Phoenix	AZ	85040
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	FCX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 14, 2026, Freeport-McMoRan Inc. (FCX) and PT Freeport Indonesia (PTFI), a subsidiary of FCX, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and each of the lenders and issuing banks party thereto entered into a new revolving credit agreement (the New Revolving Credit Facility).

The New Revolving Credit Facility replaced FCX’s prior $3.0 billion senior unsecured revolving credit facility, dated as of October 19, 2022 which was scheduled to mature in October 2027. The prior credit facility had a $500 million limit on PTFI’s borrowing capacity and provided a $1.5 billion sublimit on the issuance of letters of credit. At the time of termination, there were no borrowings outstanding and approximately $5 million in letters of credit issued under the prior revolving credit facility, which was rolled to the New Revolving Credit Facility.

The New Revolving Credit Facility is substantially similar to the prior revolving credit facility and provides for a five-year, $3.0 billion senior unsecured revolving credit facility, with a $500 million limit on PTFI’s borrowing capacity, and a $1.5 billion sublimit on the issuance of letters of credit. The New Revolving Credit Facility matures on May 14, 2031.

Interest on loans made under the New Revolving Credit Facility may, at the option of FCX or PTFI, be determined based on the Term Secured Overnight Financing Rate or the Alternate Base Rate (each as defined in the New Revolving Credit Facility), plus a spread to be determined by reference to a grid based on FCX’s credit ratings.

Consistent with the prior revolving credit facility, the New Revolving Credit Facility contains various negative covenants that, among other things and subject to certain exceptions, restrict the ability of FCX’s subsidiaries that are not borrowers or guarantors to incur additional indebtedness (including guarantee obligations) and the ability of FCX or FCX’s subsidiaries to: create liens on assets; enter into sale and leaseback transactions; engage in mergers, liquidations and dissolutions; and sell assets. In addition, the New Revolving Credit Facility contains a financial covenant requiring FCX to maintain a total leverage ratio not to exceed 3.75 to 1.00. The New Revolving Credit Facility also contains customary affirmative covenants and representations.

If any subsidiary of FCX (other than a borrower under the New Revolving Credit Facility) guarantees certain indebtedness of FCX and/or any subsidiary exceeding $250 million, the New Revolving Credit Facility will be unconditionally guaranteed by such subsidiary with certain specified exceptions for foreign subsidiaries and foreign subsidiary holding companies. PTFI’s aggregate liability exposure under the New Revolving Credit Facility is capped at $500 million.

Certain of the lenders and agents under the New Revolving Credit Facility, and their respective affiliates have in the past engaged, and may in the future engage, in transactions with FCX and its affiliates, and have in the past performed, and may in the future perform, services, including commercial banking, financial advisory, investment banking and other commercial services, for FCX and its affiliates, in the ordinary course of business for which they have received or will receive customary fees and expenses.

The foregoing description of the New Revolving Credit Facility is not intended to be complete and is qualified in its entirety by reference to the New Revolving Credit Facility, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1
Revolving Credit Agreement dated as of May 14, 2026, among Freeport-McMoRan Inc., PT Freeport Indonesia, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and each of the lenders and issuing banks party thereto.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeport-McMoRan Inc.

By: /s/ Douglas N. Currault II
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Douglas N. Currault II
Executive Vice President and General Counsel
(authorized signatory)

Date: May 20, 2026